Exhibit 15.34

MRS. POERBANINGSIH ADI WARSITO, SH

NOTARY AND LAND DEED OFFICER

Decree of the Minister of Justice Number M-96-HT.03.01-TH.1984, dated: 7 December 1984

Decree of the Minister of Home Affairs Number: 141 / DJA / 1985, dated: 5 June 1985

DEED DATED	:	08 June 2009

NUMBER	:	14.-

CREDIT AGREEMENT (COPY)

CREDIT AGREEMENT

- Number: 14.-

- 15.30 (fifteen hours, thirty minutes) Western Indonesia Time.

- On this day, Monday, 08-06-2009 (eight of June, two thousand and nine).

- Appeared before me, Ms. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended by witnesses that I, Notary, am acquainted with and whose name will be identified at the end of this deed:

I.

1. Mr. HARTONO SUDARSO, born in Bandung, on 14-08-1962 (fourteenth of August, nineteen sixty two), Indonesian citizen, Head of Corporate Branch of PT BANK CENTRAL ASIA Tbk., domiciled in Bandung, Jalan Taman Cibeunying number: 18, Rukun Tetangga 002, Rukun Warga 004, Kelurahan Cihapit, Kecamatan Bandung Wetan.

Holder of Resident Identity Card Number 1050071408625001.

2.

Mr. LIM HANDOYO, born in Cilacap, on 26-03-1966 (twenty-sixth of March, nineteen sixty-six), Indonesian citizen, Head of Corporate Credit Administration of PT BANK CENTRAL ASIA Tbk., domiciled in Tangerang, Jalan Sutera Harmoni VI/20, Rukun Tetangga 03, Rukun Warga 13, Kelurahan Pondok Jagung, Kecamatan Serpong.

Holder of Resident Identity Card Number 3219052014.1711388.

-	Both temporarily residing in Jakarta.

-	According to their statement, each acting:

a.	in their respective aforementioned capacities;

b.

by virtue of 2 (two) letters of appointment made privately, each numbered: 0501/SK/DHR/A/2008 dated 02-07-2008 (second of July, two thousand and eight) and 0506/SK/DHR/A/2008 dated 04-07-2008 (fourth of July, two thousand and eight), the original of which has been presented to me, Notary;

therefore jointly representing the board of directors of, and therefore and therefore for and on behalf of, PT BANK CENTRAL ASIA Tbk., domiciled and having its head office in Jakarta, whose articles of association and all amendments thereto has been published in the State Gazette of the Republic of Indonesia:

-	dated 14-04-2000 (fourteenth of April, two thousand) number: 30, Supplemental number: 1871;

-	dated 10-07-2001 (tenth of July, two thousand and one) number: 55, Supplemental number: 273;

-	dated 04-09-2001 (fourth of September, two thousand and one) number: 71, Supplemental number: 345;

-	dated 25-06-2002 (twenty-fifth of June, two thousand and two) number: 51, Supplemental number: 438;

-	dated 23-08-2002 (twenty-third of August, two thousand and two) number: 68, Supplemental number: 602;

-	dated 18-02-2003 (eighteenth of February, two thousand and three) number: 14, Supplemental number: 132;

-	dated 20-02-2007 (twentieth of February, two thousand and seven ) number: 15, Supplemental number: 185;

The articles of association were subsequently amended in its entirety to conform with Law Number 40 of 2007 (two thousand and seven) on Limited Liability Company, as incorporated in deed dated 15-01-2009 (fifteenth January, two thousand and nine), number : 19, prepared before Doctor IRAWAN SOERODJO, Sarjana Hukum, Magister of Science, Notary in Jakarta, which deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 14-04-2009 (fourteenth of April, two thousand and nine), Number AHU-12512.AH.01.02.Year 2009;

Hereinafter be referred to as “BCA”.

II.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company which will be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

-	Holder of Identity Card number: 09.5402.150860.0425.

-

According to his statement in this matter acting in his aforementioned capacity, therefore duly representing the Board of Directors; whereas, with regard to the actions contemplated herein, the above person declares that it has received the approval of the Company’s Board of Commissioners, one an another as stated in the Circular Resolutions of the Board of Commissioners of PT Indosat Tbk. in lieu of the Board of Commissioners Meeting, made privately on 15-05-2009 (fifteenth of May, two thousand and nine), number: 04/15-05-2009, the original copy of which has been presented to me, Notary, of and therefore for and on behalf of PT INDOSAT Tbk., domiciled in Jakarta, whose articles of association has been amended in its entirety to conform with Law No. 40 of 2007 (two thousand and seven) regarding Limited Liability Company, as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, prepared before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008. The latest composition of Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, prepared before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 26-09-2008 (twenty-sixth of September, two thousand and eight), number AHU-AH.01.10-22190.;

-	Hereinafter referred to as “DEBTOR”.

The parties, acting in their aforementioned capacities, have agreed to enter into a Credit Agreement upon the terms and conditions as set forth herein:

Article 1

DEFINITION

For the purpose of this Credit Agreement, the terms described below shall have the meaning as assigned:

“Permitted Collateral and Guarantee” means:

(i)

Existing Collateral and Guarantee of the DEBTOR or a Subsidiary, provided that if the asset being encumbered as Collateral or Guarantee has been freed as security, the asset may be bound as Collateral and Guarantee for the interest of parties other than BCA;

(ii)	Collateral and Guarantee given for the purpose of tender or deposit, or to guarantee payment of custom duty or rent;

(iii)	Collateral and Guarantee that are normally granted in the normal course of business to secure certain obligations in respect of the Issuer’s or a Subsidiary’s accounts payable;

(iv)	Collateral and Guarantee with respect to the provisions made for outstanding taxes;

(v)

Collateral and Guarantee for the financing of asset procurement by credit in general, export or supplier credit, as well as financing for vendors or sewa guna usaha (leasing), where such asset is to be the object of the Collateral and Guarantee for the said financing

(vi)

Collateral and Guarantee given for the financing of cooperation projects between the Debtor or Subsidiary and another party where such financing is provided by another party (including with whom the Debtor or Subsidiary is engaged in the cooperation); and

(vii)	Collateral and Guarantee given for the purpose of tender process for the implementation of projects engaged by the Debtor or a Subsidiary.

“Subsidiary” means any company whose:

(i)	shares are directly or indirectly controlled by the Debtor by at least 50% (fifty percent) of the total shares issued by such company;

(ii)	financial report is consolidated with that of the Debtor in accordance with the standard accounting practices applicable in Indonesia.

“Drawdown Time Limit” means the period for the drawdown of the Credit Facility permitted by BCA to the Debtor.

“EBITDA” means, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 12.j, EBITDA also take into account pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

“Equity” means total assets less liabilities, where liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

“Credit Facility” means credit facility(-ies) permitted by BCA to be provided to the Debtor as elaborated in Article 2 of the Credit Agreement pursuant to the terms and conditions hereof.

“Group” shall mean Debtor and its Subsidiaries.

“Business Day” means any day on which the BCA branch office at which the Credit Facility is administrated is open for business and conducts banking services for the public.

“Loan” means all amounts payable by the Debtor at any time to BCA under the Credit Agreement, to include principal, interest, provisional amount, penalty, cost and/or other obligations under the Credit Agreement.

“JIBOR” or the “Jakarta Inter Bank Offered Rate” means the interest rate applicable in the inter bank money market in Jakarta as published by Reuters in Reuters Interest Rate Monitoring Service (Reuters Screen) at 11.00 (eleven) o’clock in the morning local time 3 (three) Business Days prior to an Interest Period, indicating the inter bank(s) primary interest rate in Jakarta which serves as reference to determine the interest rate of loans given in United States Dollar for a period of 3 (three) months, and for the purpose of this Credit Agreement the JIBOR interest rate up to 1/1000 (one per mil) shall be rounded.

“Event of Default” means every action or event as described in Article 14 of this Credit Agreement.

“Material” means a value which equals or exceeds 10% (ten percent) of the Debtor’s revenue or 20% (twenty percent) of the Equity, whichever is lower.

“Security” shall mean security provided by the Debtor to guarantee all outstanding amount of Indosat International Finance Company BV in relation to the issuance of indentures in the name of Indosat International Finance Company BV or of another company, which security has been specially formulated for the issuance of indentures upon the following terms and conditions:

(i)	the Debtor does not violate the financial ratio as set out in article 1 paragraph j of this Credit Agreement; and

(ii)	the Debtor’s obligation relating to the security shall have a paripassu position in relation to a cross default with the Debtor’s obligation to BCA under this Credit Agreement.

“Interest Period” means a period during which an interest rate applies, calculated on a quarterly basis upon the following terms and conditions:

(i)	computation of the first Interest Period shall commence on the date of the first Credit Facility Drawdown and end on the date falling 3 (three) months thereafter;

(ii)	computation of the subsequent Interest Period shall commence upon the end date of the preceding Interest Period and end on the same date 3 (three) months thereafter; and

(iii)	computation of the final Interest Period shall commence upon the end date of the preceding Interest Period and end on the date of the payment of final Debt principal installment.

“Credit Agreement” means this agreement and any renewals, amendment and/or supplements thereto.

“Debt” means, with respect to any person (without duplication):

(i)	the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments which bears payable interest; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest; and

(b)	which payment is due more than six (6) months after the date of issuance of invoice.

but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to such member of the Group which is subordinated to any debt received by any member of the Group from non-Group members.

“Interest Payment Date” means the date on which Debtor must make interest payment, which shall be the final date of each Interest Period.

Article 2

AMOUNT AND PURPOSE OF CREDIT FACILITY

2.1.

Subject to the terms and conditions of this Credit Agreement, BCA agrees to grant a Credit Facility to the Debtor in the form of an Investment Credit facility, with an amount not exceeding Rp.1,000,000,000,000.- (one trillion Rupiah).

2.2.	Debtor hereby agrees to the above amount of the Credit Facility.

2.3.	The Credit Facility shall be used for the refinancing of debt and/or the financing of capital expenditure of the Debtor for its telecommunication business.

Debtor is responsible for the correctness and use of the Credit Facility.

Article 3

CREDIT FACILITY DRAWDOWN TIME LIMIT

3.1.

Subject to the terms and condition of this Credit Agreement, Credit Facility Drawdown Time Limit shall be from the date on which this deed is signed, namely 08-06-2009 (eighth of June, two thousand and nine) and end on 08-09-2009 (eighth of September, two thousand and nine).

3.2.	Upon the lapse of the Credit Facility Drawdown Time Limit as described in article 3.1., BCA shall no longer have the obligation to provide Credit Facility to the Debtor.

Article 4

INTEREST, PROVISIONAL AMOUNT AND COMMITMENT FEE

4.1.

With respect to every loan outstanding under the Credit Agreement, Debtor shall pay interest at the rate of the JIBOR plus 4.0% (four percent), calculated based on the amount of Credit Facility that has been withdrawn but not repaid by the Debtor.

4.2.

Calculation of interest shall be conducted on a daily basis with fixed assumption of 360 (three hundred and sixty) days in a year and payable in full to BCA on each Interest Payment Date, credited from the Debtor’s account at BCA or through other methods as agreed upon by the parties, provided that Payment Interest Date shall not exceed the date on which the Credit Facility must be paid in full.

4.3.

Reference for interest and margin as set forth in 4.1. of the Credit Agreement may be reviewed 1 (one) year from the first drawdown of the Credit Facility, provided that should there be any change to the interest and margin reference, such change shall be effected by notice from BCA to the Debtor 7 (seven) Business Days prior to the subsequent Interest Period.

4.4.

With respect to the provision of the Credit Agreement, Debtor shall pay a provisional amount to BCA at 0.15% (zero point one-five percent) calculated from the Credit Facility amount, payable on 1 (one) occasion, namely on the date of the first Credit Facility drawdown.

4.5.

For every Credit Facility that has not been withdrawn by the Debtor up to the end of the Credit Facility Drawdown Time Limit, Debtor shall pay a commitment fee of 0.15% (zero point one-five percent) calculated based on the amount of Credit Facility that has not been withdrawn by the Debtor up to the Credit Facility Drawdown Time Limit. The Commitment Fee shall be paid upon the end of the Credit Facility Drawdown Time Limit.

4.6.	Payment of the provisional amount and/or commitment fee may be made by crediting the Debtor’s account at BCA or any other method as may be agreed upon by the parties.

4.7.	For the purpose of account crediting, Debtor shall confer a power of attorney to BCA as set forth in article 19.1 of the Credit Agreement.

4.8.

If the Interest Payment Date and/or payment date for the provisional amount and/or commitment fee falls on a day that is not a Business Day, the Debtor shall provide funds in its account at BCA for payment of the interest and/or provisional amount and/or commitment fee on the preceding Business Day.

4.9.

In the event the Credit Agreement has been signed, but the Credit Facility has not been utilized by the Debtor or the Debt mature on the grounds as stated in article 14.2 and 18.6 of the Credit Agreement, BCA shall not be liable to refund to the Debtor the provisional amount that has been paid by the Debtor to BCA.

Article 5

EVIDENCE OF INDEBTEDNESS

Book entries and records that has been and will be made by BCA shall constitute full and absolute evidence with respect to the Debt and such evidence shall be binding on the Debtor, unless the contrary can be proven.

Article 6

TERMS OF DRAWDOWN AND/OR USE OF CREDIT FACILITY

6.1.	Drawdown and/or use of Credit Facility may be conducted by the Debtor on any Business Day if the Debtor has met the conditions as follows:

a.	Debtor has submitted to BCA:

-	authenticated photocopy of the Debtor’s articles of association and all amendments thereto; and

-	other documents as may be required by BCA, among others Tax Registration Number (NPWP), Business Registration, business license;

-	shareholding data (Articles of Association and/or Identity Cards and/or NPWP);

-	other documents reasonably required for administrative purposes.

b.

No Event of Default is occurring, nor is there any action or event which give rise to an Event of Default or an action or event which by notice or lapse of time or both would constitute an Event of Default;

c.	The statements given under the Representations as set forth in article 11 of this Credit Agreement is true and conform to the actual conditions.

6.2.	Debtor has meet the special requirements regarding method of drawdown and/or use of Credit Facility as follows:

a.	Debtor has submitted an application for Credit Facility drawdown at least 3 (three) Business Days prior the planed drawdown of Investment Credit facility;

b.	drawdown shall be done within the Credit Facility Drawdown Time Limit as referred to in article 3 of the Credit Agreement.

Article 7

PAYMENT OF DEBT

7.1.

Payment of the Debt shall be done by the Debtor in the same currency as the Credit Facility granted by BCA, and must be effectively received by BCA at its branch office at Jl. M.H. Thamrin number 1, Jakarta 10310, by no later than 14.00 (fourteen) o’clock local time by annual installment, where the first installment shall be made on the anniversary of the date of first drawdown of Investment Credit Facility, provided that the schedule and amount of payment of the installment shall be based on the date of the first Investment Credit facility drawdown as stated in the installment list (hereinafter referred to as “Installment List”) as follows:

-	for the 1st (first) year, 10% (ten percent) of the entire principal amount of Investment Credit facility;

-	for the 2nd (second) year, 10% (ten percent) of the entire principal amount of Investment Credit facility;

-	for the 3rd (third) year, 15% (fifteen percent) of the entire principal amount of Investment Credit facility;

-	for the 4th (fourth) year, 15% (fifteen percent) of the entire principal amount of Investment Credit facility;

-	for the 5th (fifth) year, 50% (fifty percent) of the entire principal amount of Investment Credit facility.

7.2.	If a date of Debt payment falls on a day which is not a Business Day, Debtor shall provide funds in its account at BCA for the purpose of such payment on the preceding Business Day.

7.3.	Payment of Debt which has been received by BCA after 14.00 (fourteen) o’clock local time shall be deemed as having been received by BCA on the subsequent Business Day.

Article 8

PENALTY

8.1.

If Debtor fails to pay its Debt for any reason whatsoever on the due date, Debtor shall pay a penalty for the unpaid amount calculated from the date on which such amount becomes payable up to the same being paid in full at 2% (two percent) per annum above the applicable interest rate.

8.2.	Calculation of the penalty shall be on a daily basis with the assumption that one year consists of 360 (three hundred and sixty) days.

Article 9

SPECIAL PROVISIONS

1.

Debtor may repay a part or the entire outstanding amounts outside the set schedule as provided in the Installment List, which shall incur a penalty of 1% (one percent) of the amount of Debt repaid outside the schedule, provided that such penalty shall not apply if the repayment is made for the refinancing of Credit Facility by BCA.

2.

In the event of a change to the interest rate and/or an accelerated payment and/or lateness in repayment, BCA shall recalculate principal installment and interest payable by the Debtor to BCA, and to that end BCA shall issue a new Installment List to replace the original Installment List. The Installment List(s) shall constitute an inseparable part of this Credit Agreement. Debtor hereby state its approval of the calculation to be effected by BCA as set forth in the Installment List, except where the Debtor can establish that there has been a manifest error in the calculation conducted by BCA.

Article 10

COLLATERAL AND GUARANTEE

This Credit Facility is not secured by any special collateral in the form of object or income or other assets of the Debtor in any manner whatsoever, and is not guaranteed by any party. However, consistent with Article 1131 and 1132 of the Indonesian Civil Code, all assets of the Debtor, whether movable or immovable, existing or to be acquired hereafter, except for assets of the Debtor which is specifically encumbered as security for the benefit of its creditors, shall constitute a general collateral for any of the Debtor’s indebtedness to parties that have not been specifically secured or privileged, including this Credit Facility on a paripassu basis.

Article 11

REPRESENTATIONS

The Debtor hereby represents and warrants to BCA regarding the veracity of the following:

a.

Debtor has obtained all approves required by its articles of association to receive the Credit Facility from BCA under this Credit Agreement (including approvals from the Debtor’s Board of Commissioners) and that the person(s) assigned to represent the Debtor to execute this Credit Agreement are so entitled and authorized to represent the Debtor and sign the Credit Agreement, and therefore this Credit Agreement is valid and is binding on the Debtor;

b.

Debtor has acquired the requisite permits to carry out its businesses and hereby undertakes to extend or renew such licenses upon their expiration if so required by the prevailing regulatory provisions;

c.

except for cases disclosed in the Annual Report for the period of 31-12-2008 (thirty-first of December, two thousand and eight), as of the date of this Credit Agreement no civil or state administrative case, tax proceeding, investigation or criminal proceeding or dispute is ongoing which threatens or may have an impact on the Debtor or its assets, thus Materially affecting its financial or businesses condition or disrupt its ability to perform its obligations hereunder;

d.

as of the date of this Credit Agreement, no event is occurring and/or continuing which constitute an Event of Default or a condition which, with the lapse of time or notice or both, would constitute an Event of Default;

e.

all documents, data and statements provided by the Debtor to BCA is true and that no other document, data or statements has been omitted by the Debtor which, if given or conveyed by the Debtor to the BCA would affect BCA’s decision regarding the granting of the Credit Facility;

f.

in preparing and executing this Credit Agreement and/or other agreements in connection with the Credit Agreement, the Debtor has not contravened or violated any prevailing law, government regulation, government policy, government directive or instruction, court order or its articles of association, nor do such preparation or execution cause or would cause a default on the part of the Debtor under other agreements entered into by it;

g.

as of the execution of this Credit Agreement, the Debtor’s articles of association and all its amendments are as set forth in the preamble of this deed, thus other the aforementioned deeds(s), there are no other deed(s) that have not been furnished by the Debtor to BCA;

h.	as of the signing of this Credit Agreement, the shareholders of the Debtor are as follows:

-	Series A Shares:

Republic of Indonesia 1 (one) share

-	Series B Shares:

1.	Republic of Indonesia 776,624,999 shares;

2.	Indonesia Communications PTE Ltd 3,532,056,600;

3.	Public 1,125,251,900 shares;

Other than the entities whose names are mentioned above, no other person or party constitute the shareholder of the Debtor;

i.	as of the signing of this Credit Agreement, the composition of the Board of Directors and Board of Commissioners of the Debtor is as follows:

BOARD OF DIRECTORS:

-	President Director	:	Mr. JOHNNY SWANDI SJAM;

-	Director	:	Mr. KAIZAD BOMI HEERJEE;

-	Director	:	Mr. FADZRI SENTOSA;

-	Director	:	Mr. WAHYU WIJAYADI;

-	Director	:	Mr. GUNTUR SOALOON SIBORO;

-	Director	:	Mr. RAYMOND TAN KIM MENG;

-	Director	:	Mr. SYAKIEB AHMAD SUNGKAR;

-	Director	:	Mr. WONG HEANG TUCK;

-	Director	:	Mr. ROY KANNAN;

BOARD OF COMMISSIONERS

-	President Commissioner	:	Mr. ABDULLA MOHAMMED S.A. AL-THANI;

-	Commissioner	:	Mr. JARMAN;

-	Commissioner	:	Mr. RIONALD SILABAN;

-	Commissioner	:	Mr. Doctor NASSER MOHD A. MARAFIH;

-	Commissioner	:	Mr. RACHMAD GOBEL;

-	Commissioner	:	Mr. SHEIKH MOHAMMED BIN SUHAIM HAMAD AL-THANI;

-	Independent Commissioner	:	Mr. SETYANTO PRAWIRA SANTOSA;

-	Independent Commissioner	:	Mr. SOEPRAPTO;

-	Independent Commissioner	:	Mr. THIA PENG HEOK;

-	Independent Commissioner	:	Mr. MICHAEL FRANCIS LATIMER;

Other than the entities whose names are mentioned above, no other person or party is acting as member of the Board of Directors or Board of Commissioners of the Debtor.

Article 12

ACTIONS REQUIRED TO BE PERFORMED BY DEBTOR

Except if otherwise determined in writing by BCA, Debtor shall:

a.	use the Credit Facility granted by BCA only for purposes as described in Article 2.3 of this Credit Agreement;

b.	comply with laws, government regulations, government policies, government directives or instructions applicable to the Debtor;

c.

immediately notify BCA in writing on any occurrence of cases involving the Debtor, whether civil or state administrative cases, tax proceedings, investigation or criminal cases that would Materially affect the business or assets of the Debtor;

d.

pay all expenses arising from and relating to the granting of the Credit Facility and performance of the terms and conditions of the Credit Agreement, despite such Credit Facility not being used and/or the Credit Agreement being terminated;

e.	provide all statements required by BCA relating to the granting of the Credit Facility;

f.	retain its rights over intellectual property, including copyright, patent and trademark owned or to be owned by the Debtor;

g.

establish and maintain a bookkeeping system, financial administration and monitoring in accordance with accounting principles generally accepted in Indonesia and continually implemented to reasonably reflect the condition of the assets, finance and business output of the Debtor;

h.	allow BCA or persons designated by BCA, by 7 (seven) Business Days’ prior notice, to at any time inspect the activities, books and other records prepared by the Debtor;

i.	convey to BCA in a form and substance acceptable by BCA:

-

annual financial statements (balance sheet and loss profit statement) audited by a Registered Public Accountant Office approved by BCA in long form audited report, to be delivered by no later than 180 (one hundred and eighty) days following the closing date of the fiscal year;

-	home statement (balance sheet and quarterly loss profit statement), which shall be delivered by no later than 90 (ninety) days following each reporting period;

-

copies/photocopies of the licenses and permits directly related to the Debtor’s primary business operations in accordance with the applicable laws and regulations which allow the Debtor to continue its business;

j.	maintain its consolidated financial ratio, as follows:

a.	the ratio of aggregate Debt to Equity shall not exceed 2.5:1 (two point five to one) as stated in every quarterly consolidated financial statements.

b.	the ratio between EBITDA to interest payment shall be at least 3:1 (three to one) as stated in every audited annual consolidated financial statements.

c.	the ratio between total Debt to EBITDA shall not exceed 3.5 : 1 (three point five to one) as stated in every audited annual consolidated financial statements.

k.	immediately notify BCA regarding:

-	any Event of Default that comes to the knowledge of the Debtor which may Materially affect its condition and explain such Event of Default and any measure which will be taken to address it;

-	any Event of Default committed by Indosat International Finance Company BV or other companies specifically established FOR the purpose of the issuance of the indenture to execute the guarantee;

l.

take any necessary action to maintain its status as a legal entity and ensure that it has the right and capacity to duly conduct its business in every applicable jurisdiction and to obtain and maintain all key licenses needed to carry out its business within such jurisdictions;

m.	give its utmost effort to maintain its authority and approvals, forthwith obtain all other approvals necessary to allow it to deliver this Credit Agreement;

n.	insure its assets with an insurance company upon the terms and conditions normally assumed by the Debtor and, if so requested by BCA, report any insurance coverage on its assets;

o.	upon the request of BCA, take any measures and prepare and sign all documents related to the implementation or applicability of this Credit Agreement;

p.

notify BCA regarding any amendment to its articles of association which require the approval of the Minister of Law and Human Rights within 7 (seven) Business Days following the procurement of such approval.

Article 13

ACTIONS FORBIDDEN TO BE CONDUCTED BY DEBTOR

Insofar as the Debtor has not fully repaid its Debt or the Drawdown Time Limit and/or the Credit Facility Usage has not ended, the Debtor shall not undertake any of the following without prior written approval from BCA:

1.	encumber as security any of its assets for the benefit of another party, except for the Permitted Collateral and Guarantee;

2.	conduct transaction with a person or entity, including but not limited with its affiliates, except on an arm’s length basis or according to the applicable practice or customs;

3.	sell or dispose a Material part of its immovable or key assets in carrying out its business, except in its ordinary course of business;

4.	conduct spinoff, merger, amalgamation, acquisition or dissolution;

5.	reduce or decrease its paid-up capita; and

6.	change its line or nature of business.

Article 14

EVENT OF DEFAULT

14.1.	Any one or several of the following actions or event below constitute Event of Default:

a.

the Debtor fails to pay the Debt within the time and in the manner as provided under the Credit Agreement, with regard to which the mere lapse of time shall provide valid and sufficient evidence that the Debtor has failed to perform its obligations;

b.

the Debtor defaults or fails to meet the terms and conditions of Article 12 and Article 13 or other provisions of this Agreement, whether existing or to be incorporated hereafter, and such default remains uncured by the Borrower for a period of 30 (thirty) calendar days from the date of notice of such event from BCA to the Borrower.

c.	Debtor uses the Credit Facility other than its intended use and purpose;

d.

in the opinion of BCA, the financial condition, good standing and solvability of the Debtor suffer a Material deterioration, thus affecting its ability to pay the Debt and such condition is not remedied by the Debtor within 30 (thirty) calendar days from the date of notice regarding such event from BCA to the Debtor;

e.

Debtor files for bankruptcy or is declared bankrupt or file a deferral of debt settlement obligation or for any reason whatsoever is no longer entitled to administer and exercise control over its asset and/or a bankruptcy petition is filed by another party against the Debtor or a third party is appointed to control a Material part of the Debtor’s assets and such condition cannot be resolved by the Debtor within 30 (thirty) days from the filing of the petition or appointment;

f.	a substantial part or all of the Debtor’s asset is seized in relation to a case or dispute which can materially affect the Debtor’s capacity in meeting its obligations under this Credit Agreement;

g.

the representations provided in article 11 of this Credit Agreement is found to be untrue and such condition is not remedied by the Debtor within 30 (thirty) calendar days from the date of a notice regarding the same from BCA to the Debtor;

h.	Debtor is obligated to pay damages and/or other amounts which can materially affect its ability to pay the Debt;

i.

Debtor has committed an action which violates a regulatory condition or provision that may result in its cellular operator and International Direct Dialing (SLI) to be revoked and/or which can directly or indirectly affect its ability to perform its obligations under this Credit Agreement;

j.	Debtor is dissolved or liquidated;

k.

Debtor is declared in default of its obligations to another party, which in the opinion of BCA may affect the Debtor’s ability to perform its obligations under this Credit Agreement, and such default is not remedied by the Debtor within 30 (thirty) calendar days from the date of notice regarding the event from BCA to the Debtor;

l.

Indosat International Finance Company BV or any other company established for the specific purpose of the issuance of the indenture is declared in default by its creditors with respect to the issuance of the indenture with respect to which the Debtor acts as guarantor, and such default is not remedied by the Debtor within 30 (thirty) calendar days from the date of notice regarding the event from BCA to the Debtor;

14.2.

Upon the occurrence of an event of default as provided in article 14.1 of this Credit Agreement, BCA shall be entitled to declare the Debt as immediately due and payable in full by the Debtor to BCA without regard to the provision on Debt Payment as set out in article 7 of this Credit Agreement, provided that the Debtor’s obligations arising from this Credit Agreement shall be performed.

The parties hereby waive the applicability of Article 1266 of the Indonesian Civil Code, specifically the requirement to file for termination of agreement with a District Court.

14.3.

In the event the Debtor is required to perform an obligation under this Credit Agreement within a set period set, and the Debtor fails to perform such obligation, then the lapse of time shall be sufficient evidence of the Debtor’s default, thus no formal summons (somasi) or other letter of similar nature or notice from a court bailiff shall be necessary.

14.4.

If the Debt becomes due as referred to in article 14.2 of this Credit Agreement, BCA shall be entitled to exercise its rights as creditor to procure repayment of the Debt by way of exercise of its entitlements against the Debtor and/or its assets.

Article 15

APPLICATION OF PAYMENT

15.1.	Any amount received by BCA from payment of the Debt and/or by way of debt set-off with the Debtor’s funds in BCA shall be applied according to the following priority:

First	:	to cover all costs expended or paid by BCA in connection with the exercise of its rights under the Credit Agreement those have not been paid by the Debtor;

Second	:	to pay in full all incurred penalties that have not been paid by Debtor to BCA in connection with this Credit Agreement;

Third	:	to effect full payment of all accrued interests and/or provisional amount that have not been paid by Debtor to BCA in connection with this Credit Agreement;

Fourth	:	to effect full payment of the Debt principal required to be paid by the Debtor to BCA in connection with this Credit Agreement.

15.2.

If upon all obligations of the Debtor being settled in full there still remain funds, BCA shall transfer such excess amount to the Debtor or any other party having right over such amount, without any obligation on the part of BCA to pay interest over such excess amount.

Article 16

TAX

16.1.	All and any amount payable by the Debtor to BCA hereunder shall be free, net of and without deduction or withholding for taxes, levies, fees or charges in any manner and amount.

16.2.

If the Debtor is required by law or the applicable legislations to effect a deduction or withholding on the sum payable under this Credit Agreement, the Debtor shall pay an additional amount to BCA which would cause BCA, after such deduction or withholding, to receive from the Debtor an amount it is entitled to had such deduction or withholding had not been made.

Article 17

AMENDMENTS TO THE CREDIT AGREEMENT

In the event of amendments being effected to the provisions of this Credit Agreement, such amendments shall be set out in a separate agreement or letter signed by the parties, which agreement or letter shall form an inseparable part of this Credit Agreement.

Article 18

MISCELLANEOUS PROVISIONS

18.1.

BCA shall be entitled, without prior approval from the Debtor, transfer or assign in any manner whatsoever a portion or all of its rights and/or obligations with respect to the granting of the Credit Facility under this Credit Agreement to another financial institution, bank, or creditor, which shall be sufficiently effected by written notice to the Debtor within at least 30 (thirty) calendar days prior to such transfer or assignment.

To that end the Debtor shall presently and hereafter confer upon BCA a power of attorney to provide all data and/or statements needed to such other financial institution, bank, or other creditors.

18.2.

BCA shall be entitled, without prior approval from the Debtor, to block/immobilize and/or withdraw and/or credit funds in the accounts of the Debtor at BCA and apply the proceeds against the Debt upon the occurrence of an Event of Default as provided in Article 14.1. of the Credit Agreement.

18.3.	Upon the occurrence of:

a.

increase of costs required by BCA to maintain the Credit Facility granted to the Debtor as a result of a change to a regulation/condition imposed by Bank Indonesia or any other government authorities which must be complied with by BCA, causing the interest rate applicable to the Debtor to unable to cover the costs incurred by BCA, then BCA shall inform in writing the amount such additional costs to be imposed on the Debtor by way of notice which shall constitute an inseparable part of this Credit Agreement (“Notice of Cost Increase”), provided that Debtor may elect to negotiate within no later than 7 (seven) calendar days from the date of the Notice of Cost Increase and if after the lapse of such negotiation period no agreement is achieved regarding the amount of the additional cost to be applied by BCA to the Debtor, then Debtor shall have the option to repay its Debt before the installment payment dates as set out in the Installment List without incurring any penalty for accelerated payment penalty insofar as such payment is made within 60 (sixty) calendar days from the end of the negotiations period as prescribed above;

b.

any adverse and/or significant monetary, financial, economic or political change which cause the liquidity of BCA or the Debtor’s collectability, whether with BCA or with other bank(s) to deteriorate to become Substandard, Doubtful, or Lost, then BCA may

(i)	adjust/change the rate of interest as set out in article 4.1. of this Credit Agreement; and/or

(ii)	defer date of drawdown and/or utilization of the Credit Facility applied by the Debtor; and/or

(iii)	reduce the Credit Facility amount; and/or

(iv)	change the granting of the Credit Facility as referred to in article 2.1. of the Credit Agreement with another currency available to BCA; and/or

(v)	terminate the Credit Facility.

Upon BCA exercising its rights above, it shall notify the Debtor in writing, provided that Debtor may elect to negotiate within no later than 7 (seven) calendar days from the date of the Notice of Cost Increase and if after the lapse of such negotiation period no agreement is achieved, then Debtor shall have the option to repay its Debt before the installment payment dates as set out in the Installment List without incurring any penalty for accelerated payment penalty insofar as such payment is made within 60 (sixty) calendar days from the end of the negotiations period as prescribed above.

18.4.	With respect to the determination of interest as provided in Article 4.1. of this Credit Agreement:

(i)

Debtor shall approve that if at any time hereafter the JIBOR which serves as reference of interest rate used for the granting of a Credit Facility becomes entirely or partially unavailable or is revoked, BCA may at any time review the same and be entitled to effected changes or adjustments to the interest rate set under this Credit Agreement, including among others changes or adjustments to the margin;

(ii)

in the event BCA opts to exercise such right, it shall inform the Debtor in writing of the rate of interest to be applied by way of notice, which shall constitute an inseparable part of this Credit Agreement (“Notice of Interest Rate”), provided that Debtor may elect to conduct negotiations within no later than 30 (thirty) calendar days from the date of the Notice of Interest Rate;

(iii)

as from the occurrence of the condition as referred to in sub-paragraph (i) above up to the arrival at an agreement regarding the interest rate to be applied to the Credit Facility, the Credit Facility shall not be withdrawn by the Debtor, except in the case where the Debtor agrees that for every drawdown of the Facility Credit an interest rate as determined by BCA on the Debtor in accordance with sub-paragraph (ii) above shall apply;

(iv)	if up to the end of the negotiations period no agreement is reached regarding the interest rate to be applied to the Credit Facility, Debtor shall be entitled to:

-	terminate this Credit Agreement and repay the entire Debt within 60 (sixty) calendar days from the end of the negotiations as referred to in sub-paragraph (ii) above; or;

-	continue with the Credit Facility provided by BCA to the Debtor;

provided that the rate of interest applicable to the Credit Facility up to the full repayment of the Debt (in the event the Debtor repays all of the Debt) or insofar as the Credit Facility is continuing (in the event the Debtor elects to continue with the Credit Facility) shall be at the rate as notified by BCA to the Debtor pursuant to sub-paragraph (ii) above.

18.5.

Debtor shall also agree that in the event of an increase in cost incurred by BCA as consequence of a monetary, fiscal and economic change, thus rendering the applicable interest rate to be unable to cover the costs expended by BCA to maintain the granting of the Credit Facility, then in order to finance the Credit Facility (cost of fund) BCA may at any time review the same and shall be entitled to effect any change or adjustment to the interest rate reference as determined in this Credit Agreement, including among others changes or adjustments to the margin, without prior approval from the Debtor, and in such a case the provisions contained in sub-paragraphs (ii), (iii) and (iv) in article 18.4. of the Credit Agreement shall apply mutatis mutandis to BCA and Debtor.

18.6.	BCA shall be entitled to (notwithstanding the provisions of article 7 of this Credit Agreement) declare the Debt as due and payable, thus Debtor shall repay the Debt to BCA in the event:

(i)

any legislation or amendments thereto or a regulation is enacted which renders it unlawful for BCA to maintain and/or perform its obligations hereunder, by no later than the period stated in the relevant legislation or 60 (sixty) calendar days from the date on which a notice is received from BCA regarding the demand for repayment, whichever occurs earlier; or

(ii)

a political, economic and social situation arises which according to the reasonable and prudent opinion of BCA may adversely affect repayment of the Debt by Debtor, by no later than 60 (sixty) calendar days from the date on which a notice is received from BCA regarding the demand for repayment.

Repayment of the Debt pursuant to the above clause shall not incur a penalty for the Debtor as provided in article 9 of this Credit Agreement.

18.7.

If one or more provisions of this Credit Agreement is declared inapplicable or no longer unenforceable by a court of competent jurisdiction, or is deemed to be in contravention with the applicable regulatory provisions, the remaining provisions hereof shall continue to be in effect and binding on the parties.

18.8.

This Credit Agreement shall inure to the benefit of the parties and their duly appointed successors, provided that the Debtor shall not assign and/or transfer its rights and/or obligations hereunder and/or as provided under other agreements in connection herewith without prior written approval of BCA.

18.9.

Any failure and/or delay by BCA to exercise its right, power, authority or privilege under this Credit Agreement shall not be construed as a waiver by BCA of such right, power, authority or privilege, and likewise the exercise of the entire or partial right, power, authority or privilege granted hereunder shall not preclude any further exercise of such right, power, authority or privilege.

18.10.	To effect oversight, safeguard and settlement/repayment of the Credit Facility, BCA shall have the authority to undertake the following:

a.	assign an office with the Debtor;

b.	commission a consultant with good standing to conduct oversight, provide counsel and/or administration of the Debtor’s company.

Article 19

POWER OF ATTORNEY

19.1.

For the purpose of payment of the Debt pursuant to this Credit Agreement, the Debtor hereby grants a power of attorney to BCA to from time to time credit the account of the Debtor in connection with the exercise of BCA’s right hereunder.

19.2.

To ensure the orderly repayment of the Debt as referred to in 18.2. of this Credit Agreement, Debtor shall, for the present and for any time hereafter, grant a power of attorney to BCA, for and on behalf of the Debtor, to withdraw and/or otherwise credit the funds available in any of the Debtor’s account with BCA.

19.3.

Any power of attorney granted by the Debtor hereunder shall constitute an inseparable part of this Credit Agreement and therefore each of such powers of attorney shall be irrevocable in any manner and situation whatsoever, and the parties hereby waives the applicability of articles 1813, 1814, and 1816 of the Indonesian Civil Code insofar as the Debt under this Credit Agreement has not been settled in full.

Article 20

JURISDICTION

In respect of this Credit Agreement and all its consequences and delivery, BCA and Debtor elect a permanent domiciled at the Registrar Office of the Central Jakarta District Court, without prejudice to BCA’s right to initiate proceedings against the Debtor before another court of law within the Republic of Indonesia in accordance with the prevailing laws and legislations.

The appearers hereby guarantees the authenticity of their identity as represented in their identifications presented to me, Notary, and their accountability of the foregoing, and the appearers further represent that they have understood the content of this deed.

The appearers are known to me, Notary, based on their identifications.

To give effect to all of the foregoing, it is hereby prepared:

THIS DEED

Prepared as a minute and read and signed in Jakarta on the day and date as stated at the beginning of this deed, and attended by:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta on 28-07-1959 (twenty-eighth of July, nineteen fifty-nine), Indonesian Citizen, domiciling in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

Holder of Identity Card number: 09.5007.680759.0199

2.

Mrs. LENI LASTIMI RATNAWATI, born in Kuningan, on 08-02-1973 (eighth of February, nineteen seventy-three), Indonesian Citizen, domiciling in South Jakarta, Jeruk Purut, Rukun Tetangga 001, Rukun Warga 003, Kelurahan Cilandak Timur, Kecamatan Pasar Minggu.

Holder of Identity Card number: 09.5304.480273.0451.

Both Assistant Notaries, as witnesses.

Given that this deed has been discussed by the parties, only a summary was read by me, Notary, to the appearers and witnesses, following which this Deed was immediately signed by the appearers, witnesses and me, Notary.

Prepared with four scratches and replacements.

The original of this deed has been duly signed.

“GIVE AS IDENTICAL COPY”

[Duty stamp: Rp.6,000.-]

[Notary’s seal and signature]